EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports Second Quarter 2018 Results

EL SEGUNDO, Calif., July 30, 2018 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today reported results for the second quarter ended June 30, 2018.

Financial Overview

Second quarter of 2018 compared with second quarter of 2017

  Net sales for the three months ended June 30, 2018, totaled $467.2 million compared with $459.6 million for the three months ended June 30, 2017.
  Net income for the three months ended June 30, 2018, was $34.8 million, or $0.45 diluted income per share, compared with net income of $24.3 million, or $0.32 diluted income per share, for the three months ended June 30, 2017.
  Adjusted EBITDAP (Non-GAAP measure*) for the three months ended June 30, 2018, was $75.8 million compared with $69.4 million for the three months ended June 30, 2017.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $70.1 million for the three months ended June 30, 2018, compared with $59.6 million for the three months ended June 30, 2017.
  Cash provided by operating activities for the three months ended June 30, 2018, totaled $119.9 million compared with $40.8 million of cash provided by operating activities for the three months ended June 30, 2017.
  Effective January 1, 2018, the Company adopted the new revenue recognition guidance. Consistent with the standard, net assets increased by $37.6 million and $578.0 million of net sales were recognized in the cumulative effect at January 1, 2018, with a corresponding reduction to backlog.
  Total backlog as of June 30, 2018, was $3.9 billion compared with $4.6 billion as of December 31, 2017.

First half of 2018 compared with first half of 2017

  Net sales for the six months ended June 30, 2018, totaled $959.2 million compared with $864.9 million for the six months ended June 30, 2017.
  Net income for the six months ended June 30, 2018, was $48.8 million, or $0.64 diluted income per share, compared with net income of $30.2 million, or $0.41 diluted income per share, for the six months ended June 30, 2017.
  Adjusted EBITDAP (Non-GAAP measure*) for the six months ended June 30, 2018, was $123.0 million compared with $110.7 million for the six months ended June 30, 2017.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $107.3 million for the six months ended June 30, 2018, compared with $98.6 million for the six months ended June 30, 2017.
  Cash provided by operating activities for the six months ended June 30, 2018, totaled $24.5 million compared with $37.7 million of cash provided by operating activities for the six months ended June 30, 2017.

_________
* The Company provides Non-GAAP measures as a supplement to financial results presented in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

“I’m pleased to report a solid second quarter,” said Eileen Drake, CEO and President of Aerojet Rocketdyne. “Net income was up 43% in the quarter, with Adjusted EBITDAP up 9%. Adjusted EBITDAP margins were up 110 basis points in the quarter.” Aerojet Rocketdyne sales of $467.2 million were up 2% on a reported basis. Effective on January 1, 2018, the company adopted the new revenue accounting standard ASC 606. Using the previous revenue guidance, sales growth would have been 4% in the quarter.

“Program performance was solid in the quarter as well,” said Drake. “Both program risk retirement and tailwind from lower overhead rates drove favorable contract re-estimates. We also met key billing milestones, which drove strong cash flow performance in the quarter.” Cash provided by operating activities was $119.9 million in the quarter, with Free Cash Flow of $111.8 million.

Operations Review

Aerospace and Defense Segment

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions, except percentage amounts)
Net sales	$465.6	$458.0	$956.0	$861.7
Segment performance	67.3	56.2	101.6	90.9
Segment margin	14.5%	12.3%	10.6%	10.5%
Segment margin before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure)	14.9%	12.8%	11.1%	11.3%
Components of segment performance:
Aerospace and Defense	$69.5	$58.8	$106.1	$97.0
Environmental remediation provision adjustments	(1.0)	(0.5)	(2.3)	(1.1)
GAAP/Cost Accounting Standards (“CAS”) retirement benefits expense difference	(1.2)	(3.4)	(2.2)	(6.9)
Unusual items	—	1.3	—	1.9
Aerospace and Defense total	$67.3	$56.2	$101.6	$90.9

Net sales were significantly impacted by the adoption of new revenue recognition guidance effective January 1, 2018, using the modified retrospective method. The primary impact of the new guidance was a change in the timing of revenue recognition on certain long-term contracts. Under this new guidance, the Company discontinued the use of the unit-of-delivery method on certain customer contracts and re-measured the performance obligations using the cost-to-cost method.

Second quarter of 2018 compared with second quarter of 2017

Net sales in the three months ended June 30, 2018, would have been $475.0 million under the previous revenue recognition guidance which is $17.0 million higher than the net sales reported in the three months ended June 30, 2017, resulting from an increase of $31.9 million in defense programs primarily driven by increased deliveries on the Standard Missile and PAC-3 programs. The increase in net sales was partially offset by a decrease of $14.9 million in space programs. The Atlas V program, which concludes in the third quarter of 2018, contributed sales of $13.1 million under the new revenue recognition guidance in the three months ended June 30, 2018, and sales of $29.6 million under the previous revenue recognition guidance in the three months ended June 30, 2018.

The increase in segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items was primarily driven by risk retirements on the RS-25 program and better than expected overhead rate performance, partially offset by favorable contract performance on the Terminal High Altitude Area Defense (“THAAD”) program in 2017 as a result of risk retirements and cost reductions.

During the three months ended June 30, 2018, the Company had $22.0 million of favorable changes in contract estimates on operating results before income taxes compared with favorable changes of $10.3 million during the three months ended June 30, 2017.

First half of 2018 compared with first half of 2017

Net sales in the six months ended June 30, 2018, would have been $942.8 million under the previous revenue recognition guidance which is $81.1 million higher than the net sales reported in the six months ended June 30, 2017, resulting from an increase of $117.3 million in defense programs primarily driven by increased deliveries on the Standard Missile, PAC-3, and THAAD programs. The increase in net sales was partially offset by a decrease of $36.2 million in space programs primarily driven by performance issues on the Commercial Crew Development program and lower deliveries on the Atlas V program. The Atlas V program, which concludes in the third quarter of 2018, contributed sales of $32.3 million under the new revenue recognition guidance in the six months ended June 30, 2018, and sales of $44.6 million under the previous revenue recognition guidance in the six months ended June 30, 2018.

The decrease in segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items was primarily due to cost growth and performance issues in the current period on the Commercial Crew Development program and favorable contract performance in the prior period on the THAAD program, partially offset by risk retirements on the RS-25 program and better than expected overhead rate performance.

During the six months ended June 30, 2018, the Company had $14.1 million of favorable changes in contract estimates on operating results before income taxes compared with favorable changes of $13.7 million during the six months ended June 30, 2017.

Backlog

As of June 30, 2018, the Company’s total remaining performance obligations, which are also referred to as backlog, were $3.9 billion. The Company expects to recognize approximately 48%, or $1.9 billion, of the remaining performance obligations as sales over the next twelve months. A summary of the Company’s backlog is as follows:

	June 30, 2018	December 31, 2017
	(In billions)
Funded backlog	$1.5	$2.1
Unfunded backlog	2.4	2.5
Total backlog	$3.9	$4.6

The Company’s adoption of the new revenue recognition guidance accelerated the timing of revenue recognition on some of the Company’s contracts, the adoption resulted in a $0.6 billion reduction in the Company’s backlog as of December 31, 2017. Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control.

Real Estate Segment

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Net sales	$1.6	$1.6	$3.2	$3.2
Segment performance	0.6	0.8	1.2	1.6

Net sales and segment performance consist primarily of rental property operations.

Income Taxes

In the six months ended June 30, 2018, the income tax provision was $17.2 million for an effective tax rate of 26.1%. The Company’s effective tax rate differed from the 21% statutory federal income tax rate primarily due to state income taxes and certain expenditures which are permanently not deductible for tax purposes, partially offset by the impact of research and development credits.

The current income tax payable as of June 30, 2018, was $136.4 million compared with $0.8 million as of December 31, 2017. The significant increase in the current income tax payable during this reporting period relates to the impact of the Company’s adoption of the new revenue recognition guidance on January 1, 2018. In anticipation of this impact, the Company filed a non-automatic accounting method change request, Form 3115 Application for Change in Accounting Method, with the Internal Revenue Service (“IRS”) during the three months ended March 31, 2018. The change in accounting method for tax purposes will provide for consistent recognition of costs of sales for both book and tax purposes, under certain circumstances. To the extent that the Company receives IRS consent, the Company expects that the current income tax payable and the corresponding deferred tax asset would decrease by approximately $105 million to $115 million. The Company believes that the increase in the current income tax payable is an unintended consequence of the new revenue recognition guidance and is optimistic that the IRS consent will be received; however, no assurance can be given.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  the Company’s Competitive Improvement Program may not be successful in aligning the Company’s operations to current market conditions or in achieving the anticipated costs savings and other benefits within the expected timeframes;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  the Company’s inability to adapt to rapid technological changes;
  failure of the Company’s information technology infrastructure including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company’s operations;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, unplanned ignition, explosion, or improper handling of dangerous materials used in the Company’s businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  significant risk exposures and potential liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company’s patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  the substantial amount of debt that places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to past or future divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
  restatement of previously issued consolidated financial statements may lead to additional risks and uncertainties;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the Company’s website at www.aerojetrocketdyne.com.

Contact information:
Investors: Paul R. Lundstrom, vice president and chief financial officer 310.252.8142

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Net sales	$467.2	$459.6	$959.2	$864.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	369.5	370.6	796.3	710.0
Selling, general and administrative expense	11.1	9.7	17.8	23.2
Depreciation and amortization	17.7	19.1	35.4	35.4
Other expense (income), net	0.9	(1.3)	2.1	0.4
Total operating costs and expenses	399.2	398.1	851.6	769.0
Operating income	68.0	61.5	107.6	95.9
Non-operating (income) expense:
Retirement benefits expense	14.4	18.3	28.8	36.6
Interest income	(2.0)	(0.8)	(3.6)	(1.3)
Interest expense	8.3	7.8	16.4	15.2
Total non-operating expense, net	20.7	25.3	41.6	50.5
Income before income taxes	47.3	36.2	66.0	45.4
Income tax provision	12.5	11.9	17.2	15.2
Net income	$34.8	$24.3	$48.8	$30.2
Earnings Per Share of Common Stock
Basic
Basic net income per share	$0.46	$0.32	$0.65	$0.41
Diluted
Diluted net income per share	$0.45	$0.32	$0.64	$0.41
Weighted average shares of common stock outstanding, basic	73.9	73.2	73.8	72.6
Weighted average shares of common stock outstanding, diluted	75.1	73.2	75.0	72.7

The Company adopted the new revenue recognition guidance effective January 1, 2018, using the modified retrospective method, with the cumulative effect recognized during the three months ended March 31, 2018. The primary impact of the new guidance was a change in the timing of revenue recognition on certain long-term contracts in the Company’s Aerospace and Defense segment. The new guidance does not change the total sales or operating income on the related customer contracts, only the timing of when sales and operating income are recognized.  Under this new guidance, the Company discontinued the use of the unit-of-delivery method on certain customer contracts and re-measured the performance obligations using the cost-to-cost method. The unit-of-delivery method was utilized for 48% of net sales for the year ended December 31, 2017. The cumulative impact of adoption was $37.6 million.

The following tables summarize the effect of adoption of the new revenue recognition standard on the Company’s unaudited Condensed Consolidated Statement of Operations for the three months and six months ended June 30, 2018.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended June 30, 2018
	As Reported	Effect of Adoption	Amounts Excluding Effect of Adoption
	(In millions, except per share amounts)
Net sales	$467.2	$9.4	$476.6
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	369.5	12.9	382.4
Selling, general and administrative expense	11.1	—	11.1
Depreciation and amortization	17.7	—	17.7
Other expense, net	0.9	—	0.9
Total operating costs and expenses	399.2	12.9	412.1
Operating income	68.0	(3.5)	64.5
Non-operating (income) expense:
Retirement benefits expense	14.4	—	14.4
Interest income	(2.0)	—	(2.0)
Interest expense	8.3	—	8.3
Total non-operating expense, net	20.7	—	20.7
Income before income taxes	47.3	(3.5)	43.8
Income tax provision	12.5	(1.1)	11.4
Net income	$34.8	$(2.4)	$32.4
Earnings Per Share of Common Stock
Basic
Basic net income per share	$0.46	$(0.03)	$0.43
Diluted
Diluted net income per share	$0.45	$(0.03)	$0.42
Weighted average shares of common stock outstanding, basic	73.9	—	73.9
Weighted average shares of common stock outstanding, diluted	75.1	—	75.1

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Six months ended June 30, 2018
	As Reported	Effect of Adoption	Amounts Excluding Effect of Adoption
	(In millions, except per share amounts)
Net sales	$959.2	$(13.2)	$946.0
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	796.3	(1.8)	794.5
Selling, general and administrative expense	17.8	—	17.8
Depreciation and amortization	35.4	—	35.4
Other expense, net	2.1	—	2.1
Total operating costs and expenses	851.6	(1.8)	849.8
Operating income	107.6	(11.4)	96.2
Non-operating (income) expense:
Retirement benefits expense	28.8	—	28.8
Interest income	(3.6)	—	(3.6)
Interest expense	16.4	—	16.4
Total non-operating expense, net	41.6	—	41.6
Income before income taxes	66.0	(11.4)	54.6
Income tax provision	17.2	(3.1)	14.1
Net income	$48.8	$(8.3)	$40.5
Earnings Per Share of Common Stock
Basic
Basic net income per share	$0.65	$(0.11)	$0.54
Diluted
Diluted net income per share	$0.64	$(0.11)	$0.53
Weighted average shares of common stock outstanding, basic	73.8	—	73.8
Weighted average shares of common stock outstanding, diluted	75.0	—	75.0

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Net Sales:
Aerospace and Defense	$465.6	$458.0	$956.0	$861.7
Real Estate	1.6	1.6	3.2	3.2
Total Net Sales	$467.2	$459.6	$959.2	$864.9
Segment Performance:
Aerospace and Defense	$69.5	$58.8	$106.1	$97.0
Environmental remediation provision adjustments	(1.0)	(0.5)	(2.3)	(1.1)
GAAP/Cost Accounting Standards (“CAS”) retirement benefits expense difference	(1.2)	(3.4)	(2.2)	(6.9)
Unusual items	—	1.3	—	1.9
Aerospace and Defense Total	67.3	56.2	101.6	90.9
Real Estate	0.6	0.8	1.2	1.6
Total Segment Performance	$67.9	$57.0	$102.8	$92.5
Reconciliation of segment performance to income before income taxes:
Segment performance	$67.9	$57.0	$102.8	$92.5
Interest expense	(8.3)	(7.8)	(16.4)	(15.2)
Interest income	2.0	0.8	3.6	1.3
Stock-based compensation expense	(5.2)	(3.4)	(6.7)	(10.2)
Corporate retirement benefits expense	(3.3)	(5.0)	(6.6)	(10.0)
Corporate and other expense, net	(5.8)	(5.4)	(10.7)	(12.0)
Unusual items	—	—	—	(1.0)
Income before income taxes	$47.3	$36.2	$66.0	$45.4

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations. It is on this basis that management internally assesses the financial performance of its segments.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	June 30, 2018	December 31, 2017
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$514.7	$535.0
Marketable securities	44.9	20.0
Accounts receivable	134.6	64.5
Contract assets	253.1	268.1
Other current assets, net	123.2	129.1
Total Current Assets	1,070.5	1,016.7
Noncurrent Assets
Property, plant and equipment, net	357.8	359.0
Recoverable environmental remediation costs	225.8	231.1
Deferred income taxes	255.5	145.8
Goodwill	161.3	161.3
Intangible assets	78.7	85.5
Other noncurrent assets, net	260.5	259.3
Total Noncurrent Assets	1,339.6	1,242.0
Total Assets	$2,410.1	$2,258.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$30.4	$25.0
Accounts payable	104.1	100.9
Reserves for environmental remediation costs	34.6	35.2
Contract liabilities	185.3	276.8
Other current liabilities	313.0	156.9
Total Current Liabilities	667.4	594.8
Noncurrent Liabilities
Long-term debt	581.0	591.4
Reserves for environmental remediation costs	299.1	306.2
Pension benefits	467.8	492.8
Other noncurrent liabilities	174.7	171.1
Total Noncurrent Liabilities	1,522.6	1,561.5
Total Liabilities	2,190.0	2,156.3
Commitments and contingencies
Stockholders’ Equity
Common stock	7.4	7.4
Other capital	509.4	503.1
Treasury stock at cost	(64.5)	(64.5)
Retained earnings (accumulated deficit)	15.4	(71.0)
Accumulated other comprehensive loss, net of income taxes	(247.6)	(272.6)
Total Stockholders’ Equity	220.1	102.4
Total Liabilities and Stockholders’ Equity	$2,410.1	$2,258.7

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Six months ended June 30,
	2018	2017
	(In millions)
Operating Activities
Net income	$48.8	$30.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35.4	35.4
Amortization of debt discount and deferred financing costs	4.4	4.2
Stock-based compensation	6.7	10.2
Retirement benefits, net	6.7	15.4
Insurance proceeds	(1.9)	—
Other, net	(0.1)	0.3
Changes in assets and liabilities, net of effects from acquisition in 2017:
Accounts receivable	(40.7)	(50.3)
Contract assets	(7.5)	(9.7)
Other current assets, net	16.3	12.2
Recoverable environmental remediation costs	5.3	10.1
Other noncurrent assets	(1.5)	(31.5)
Accounts payable	(9.7)	12.6
Contract liabilities	(58.1)	(43.0)
Other current liabilities	21.8	13.6
Deferred income taxes	2.3	15.9
Reserves for environmental remediation costs	(7.7)	(10.8)
Other noncurrent liabilities and other	4.0	22.9
Net Cash Provided by Operating Activities	24.5	37.7
Investing Activities
Purchases of marketable securities	(44.7)	—
Sales of marketable securities	20.1	—
Purchase of Coleman Aerospace	—	(15.0)
Insurance proceeds	1.9	—
Capital expenditures	(12.2)	(6.1)
Net Cash Used in Investing Activities	(34.9)	(21.1)
Financing Activities
Debt repayments	(10.3)	(10.0)
Repurchase of shares for withholding taxes and option costs under employee equity plans	(2.1)	(5.7)
Proceeds from shares issued under equity plans	2.5	2.4
Net Cash Used in Financing Activities	(9.9)	(13.3)
Net (Decrease) Increase in Cash and Cash Equivalents	(20.3)	3.3
Cash and Cash Equivalents at Beginning of Period	535.0	410.3
Cash and Cash Equivalents at End of Period	$514.7	$413.6

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to measure its operating performance. The Company believes that to effectively compare core operating performance from period to period, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP net income adjusted to exclude income taxes, interest expense, interest income, depreciation and amortization, retirement benefits net of amounts that are recoverable under its U.S. government contracts, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income as determined in accordance with GAAP.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions, except percentage amounts)
Net income	$34.8	$24.3	$48.8	$30.2
Income tax provision	12.5	11.9	17.2	15.2
Interest expense	8.3	7.8	16.4	15.2
Interest income	(2.0)	(0.8)	(3.6)	(1.3)
Depreciation and amortization	17.7	19.1	35.4	35.4
GAAP retirement benefits expense	14.4	18.3	28.8	36.6
CAS recoverable retirement benefits expense (1)	(9.9)	(9.9)	(20.0)	(19.7)
Unusual items	—	(1.3)	—	(0.9)
Adjusted EBITDAP	$75.8	$69.4	$123.0	$110.7
Net income as a percentage of net sales	7.4%	5.3%	5.1%	3.5%
Adjusted EBITDAP as a percentage of net sales	16.2%	15.1%	12.8%	12.8%

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(1) Effective January 1, 2018, the Company changed the presentation of CAS recoverable retirement benefits expense to include recoverable expenses under all retirement benefits plans. Previously, the CAS recoverable retirement benefits expense included only cash funding to the Company’s tax-qualified defined benefit pension plan. This change was not significant to any of the prior periods, which have been reclassified to conform to the current year’s presentation.

The Company also provides the Non-GAAP financial measure of Free Cash Flow. Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company uses Free Cash Flow, both in presenting its results to stakeholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful because it provides supplemental information to assist investors in viewing the business using the same tools that management uses to evaluate progress in achieving the Company’s goals (including under the annual cash and long-term compensation incentive plans).

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Net cash provided by operating activities	$119.9	$40.8	$24.5	$37.7
Capital expenditures	(8.1)	(3.4)	(12.2)	(6.1)
Free Cash Flow	$111.8	$37.4	$12.3	$31.6

Because the Company’s method for calculating these Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.